Exhibit 13.2

                             ASA International Ltd.
                             A n n u a l R e p o r t
                                     2 0 0 1

                  ASA International Ltd. provides enterprise business-to-business software solutions and value-added services to vertical markets. ASA solutions enable organizations to achieve a maximum return on their information technology investment because they provide the tools and simplify the processes required to plan, manage and control the complete business. ASA has developed, built, and deployed its enterprise-wide software, services, and customized support to hundreds of businesses in North America and South America since 1969.

Table of Contents

Letter to Our Shareholders and Employees ....................................  1
Selected Consolidated Financial Data ........................................  5
Management's Discussion and Analysis
  of Financial Condition and Results of Operations ..........................  6
Consolidated Balance Sheets ................................................. 14
Consolidated Statements of Operations ....................................... 16
Consolidated Statements of Comprehensive Income ............................. 17
Consolidated Statements of Shareholders' Equity ............................. 18
Consolidated Statements of Cash Flows ....................................... 19
Notes to Consolidated Financial Statements .................................. 21
Common Stock Market Data .................................................... 37
Independent Auditors' Reports................................................ 38
Directors and Officers ....................................... Inside Back Cover
Shareholder Information .......................................Inside Back Cover

To the Shareholders and Employees of ASA International Ltd.:

After experiencing disappointing results for the year of the millennium, 2000, we started the year 2001 with renewed energy, optimism, but very conservative budgets.

As you may remember from my last Annual Report letter, we entered 2001 with the mandate to be profitable in each division or make further cost reductions. Only one division met the mandate, ASA Tire Systems, and the other divisions, RainMaker and Khameleon, implemented further cost reductions. The operating results for 2001 did not meet budget, but were a significant improvement compared with 2000, a loss from operations of $5,242,000 in 2000 compared with a loss from operations of $931,000 in 2001.

We began the year 2001 with 145 people and finished the year with 103 people, a 29% reduction. In addition to personnel reductions, we reduced other operating costs and only funded capital expenditures, which were started in 2000 and were crucial to the quality of our product offerings and customer commitments. We continued to adhere to a bootstrap mentality because bookings were weak throughout the year and we did not realize meaningful ASP and website related revenues. We focused on conserving cash because the economic outlook was pessimistic and we did not want to waste cash by having costs chasing revenues. We started the year with available cash and marketable securities of $1,203,761 and ended the year with $4,048,326.

Below I will describe the transaction initiated at the end of the year, the condition of our outside business investments, and the status of our ongoing operations.

Transactions

Agreement to Acquire CompuTrac, Inc.

We reached an agreement to acquire CompuTrac, Inc. and signed a definitive agreement dated January 4, 2002, the closing of which is subject to shareholder approval expected on or before June 30, 2002. Upon completion of the transaction, CompuTrac will merge into RainMaker Software, Inc., (formerly named ASA Legal Systems, Inc.).
The merger represents one of the largest legal financial management software market consolidations in recent years.

RainMaker will maintain development and support centers in both Blue Bell, Pennsylvania and Richardson, Texas. RainMaker will have over 57 years of law firm experience and a staff of highly qualified personnel and will continue to support all current products of ASA and CompuTrac. ASA customers will benefit from the integration of the CompuTrac Management Analysis Pac (MAP) and Data warehouse applications. CompuTrac customers will benefit from access to ASA's SQL Server VisualOne front office and Web based applications. All RainMaker customers will benefit from future products and services developed by the combined innovation and talent of both staffs. In connection with the merger agreement, the companies have entered into a management agreement pursuant to which RainMaker Software is managing the business of CompuTrac effective January 1, 2002.

Investments

CommercialWare. CommercialWare is a provider of software solutions for multi-channel retailers that enable retailers to interact, transact with and service their customers across multiple channels. ASA sold this business in March 1999 and is owed approximately $2,550,000 inclusive of accrued interest which was due and payable on March 4, 2002 and which CommercialWare could not pay at that time. The obligation is secured by a first security interest in all the intellectual property of CommercialWare. We have reached agreement with CommercialWare whereby ASA will receive the $100,000 when due and the balance of principle and accrued interest, $2,450,000 over approximately sixty months with interest of 12% on the unpaid balance.

ASA also holds approximately 10% of the common stock of CommercialWare, which is recorded on our books at zero value. In connection with the restructuring discussed above, ASA would participate in a capital restructuring contemplated between CommercialWare and its principle note holders whereby ASA would receive a 12% common stock interest.

ViaTech Technologies, Inc. ViaTech Technologies, Inc. is a security application provider that has invented a unique digital eBusiness revenue generation solution that helps digital product owners safely protect, distribute and sell their digital products with managed "legitimate" use over the Internet. ASA's investment of $125,000 is comprised of a note for $32,333 and preferred stock of $92,666. ViaTech raised a limited amount of additional capital; revenues are growing modestly, and with improved cash flow, is self-sustaining. ViaTech continues to look for a strategic partner or potential acquirer.

E-SoftSys LLC. E-SoftSys offers turnkey e-Commerce solutions that include requirements analysis, definition, design, development, beta implementation, full rollout and maintenance. Of its 51% interest purchased in January 2001 for $76,500, ASA sold all but 10% to its partner Katpady Shenoy, formerly President of ASA Legal Systems, Inc. for $110,000 paid out over an 18 month period. The transaction was initiated by Mr. Shenoy.

Ongoing Operations

ASA Tire Systems

The operating results improved significantly compared with the prior year while continuing to fund product development and completing client projects dependent upon this development. The product/projects of note during the year included: the release of VisionPro, a web-based parts and labor estimating system that is fully integrated with the order processing of the products, the completion of the interface to Goodyear's internet-based national account processing systems which allows all our independent tire retailers and distributors to have an integrated connection with Goodyear; and the launch of a secure client web-site for customer communication.

Our efforts to leverage our product and expertise to other market sectors succeeded in the sale of a system to Creve Coeur, a multi-location photo finishing company. We completed the development and installation of a photo finishing market product modification, LabPro, which is fully integrated with our core enterprise product. LabPro automates the photo finishing process for camera shops. We are planning to rollout the product to market in 2002 in commercial quantities.

Finally, we conducted our Fourth Annual Client Conference in Scottsdale, Arizona with great success, although the last day of the conference was September 11th.

RainMaker Software, Inc. (formerly ASA Legal Systems, Inc.)

The year began under the direction of a new general manager, Jim Hammond who had been with the Company for nine years responsible for marketing and sales. The renewed emphasis on marketing and sales coupled with required cost reductions produced greatly improved results compared with the prior year.

We changed the name of the business, as noted above, in conjunction with launching a roll-up strategy to effect a legal market consolidation. The first success was the completion of the agreement to acquire CompuTrac, Inc. discussed in the Transaction Section of my letter. A White Paper describing our views of the legal market consolidation was prepared and sent to selected companies. Our discussions with CompuTrac were initiated by the White Paper and we have received additional responses, which we hope will lead to further transactions.

In terms of product, we rolled out Visual Pyramid version 7.3, the largest undertaking in the history of the Visual Pyramid product. Version 7.3 was built around the direct responses from our product advisory meetings and included 41 new features requested by actual users.

Additionally, we moved our Timekeeper Desktop and VisualOne products over to Microsoft SQL Server 2000 platform to provide for improvements in performance and then the ability to use our new e-RainMaker web products.

To improve customer focus, we completed the following:

     We launched our web support portal allowing clients to directly access our internal call tracking system to both enter new support incident and inquire on open or closed incidents. Today, roughly 35% of all incidents come through the Internet.

     We launched our product newsgroups and "self help" through our support portal. Clients can now ask other clients product and process questions and find out how other firms handle various processes.

     We rewrote all software installation programs for all of our modules to make them completely user installable from our secured Internet site. This substantially improved our productivity by allowing clients to download and install all upgrades, patches, etc. Complete documentation is provided on the site to assist them. Today, over 75% of all work like this is done over the Internet.

To improve communications with our customer we initiated the following:

     We developed a relationship with Raindance for web collaboration services allowing us to conduct our first Visual User Group Meetings in 2001. In a survey, our clients indicated (100%) that the new Visual User Group Meetings concept was a great way to keep them informed on company and product issues.

     We began conducting our first web training at the end of 2001, and today, we have about 25 individual classes scheduled for client training. Our clients indicated it was very convenient and cost effective to provide training in this format.

     We launched our new e-RainMaker "Rent-a-Web" software rental program with WebTime, which allows our clients to provide various functions to their attorneys and remote offices across the Internet.

Khameleon Software

Khameleon required further downsizing to align costs with revenues since its target market sectors: software companies, value-added resellers, systems integrators, professional service providers, and e-focused product/service companies; experienced declining revenues and, accordingly, deferred capital expenditures. One exception was the office furniture producer and distributor, Herman Miller, who signed up for $600,000 in additional licenses and a 40 site roll-out of which 12 sites are scheduled in 2002.

During the year, we completed the last large customer-funded development project and turned all our development attention to improving the products. Over 500 product bugs were fixed and we completed the web-enabled capabilities.

We completed realigning the operating costs with a more conservative sales budget which included staffing changes, whereby we now have a core management team and a group of people who understand and are committed to the ASA model of doing business which is customer focused and driven by specific measures of quality. The process of absorbing the business we acquired in September of 1999 took longer than planned but is now completed.

With the weakness in the sectors of the economy that are our target markets, we had to further refine our focus to Oracle users whose business is to provide products with services including ongoing support. The target market has 8,500 prospects and we are concentrating on those sectors represented by our existing customers.

With deep appreciation, I acknowledge each and every person who accepted with understanding the cost reductions, worked harder than ever and never gave up. Furthermore, it is very gratifying to be associated with a group of people who enjoy their work and do a great job regardless of the economy.

In closing, I speak for all ASA employees in thanking our loyal shareholders for their continued support.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


The following selected consolidated financial data are derived from the consolidated financial statements of the Company. The statement of operations data for the year ended December 31, 2001 and the balance sheet data as of December 31, 2001 are derived from and qualified by reference to the consolidated financial statements and notes thereto included herein and audited by Sansiveri, Kimball & McNamee L.L.P., the Company's independent certified public accountants, as set forth in their report and also included elsewhere herein. The statement of operations data for the years ended December 31, 2000, and 1999, and the balance sheet data as of December 31, 2000 are derived from the consolidated financial statements and notes thereto included herein and audited by BDO Seidman, LLP, the Company's then independent certified public accountants, as set forth in their report and also included elsewhere herein. The statement of operations for the years ended December 31, 1998 and 1997, and the balance sheet data as of December 31, 1999, 1998, and 1997 are derived from financial statements audited by BDO Seidman, LLP.

The financial information set forth below should be read in conjunction with, and is qualified in its entirety by, the detailed information in the consolidated financial statements and notes thereto appearing elsewhere herein.

                                                   Years Ended December 31,
                                                   ------------------------

                                     2001        2000        1999       1998       1997
                                     ----        ----        ----       ----       ----
Operating Data:                                 (a)(b)      (c)(d)      (d)
Revenues                          $ 14,745    $ 19,633    $ 25,623   $ 35,468   $ 25,507
Costs of Revenue, Expenses and
   Other Income and Expenses
   excluding income tax expense     15,194      19,349      21,534     34,398     24,534
Earnings (Loss)
   from Operations                    (931)     (5,242)        491      1,532      1,485
Net Earnings (Loss)                   (309)         29       2,167        417        388

Basic Earnings (Loss) per
   Common Share                   $  (0.10)   $   0.01    $   0.67   $   0.12   $   0.12
Diluted Earnings (Loss) per
   Common Share                   $  (0.10)   $   0.01    $   0.63   $   0.11   $   0.11

Balance Sheet Data:                  2001        2000        1999       1998       1997
                                     ----        ----        ----       ----       ----
Total Assets                      $ 16,748    $ 18,601    $ 27,870   $ 19,732   $ 17,826
Long-Term Obligations                3,661       3,744       3,915      4,068      2,696
Long-Term Liabilities - other         --          --           272        305       --
Shareholders' Equity                 9,405       9,716      10,240      8,809      8,398

Factors That Effect the Comparability of the Financial Information

(a) Includes the pretax gain on the sale in September 2000 of ASA Italy (formerly Cedes) of $14,000. ASA Italy's revenues were $3,513,000, $2,898,000 and $1,326,000 for the years ended December 31, 1998, 1999 and
     2000, respectively.
(b) Includes the pretax gain on the sale in August 2000 of SmartTime Software of $6,716,000. SmartTime's revenues were $6,412,000, $5,890,000 and
     $2,915,000 for the years ended December 31, 1997, 1998 and 1999, respectively.
(c) Includes the pretax gain on the sale in March 1999 of CommercialWare of $3,824,000. CommercialWare's revenues were $7,603,000 and $10,776,000 for the years ended December 31, 1997 and 1998, respectively.
(d) Includes the continuing operations of the following companies acquired by ASA from their respective dates of acquisition: Cedes S.r.l. and SIPI-U S.r.l., (together, "Cedes") (January 13, 1998), and Design Data Systems Corporation (November 4, 1999).

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


In addition to the historical information contained herein, the discussions contained in this document include statements that constitute forward-looking statements under the safe harbor provisions of the Private Securities Reform Act of 1995. By way of example, the discussions include statements regarding revenues, gross margins, future marketing efforts, and potential acquisitions. Such statements involve a number of risks and uncertainties, including but not limited to those discussed below and those identified from time to time in the Company's filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company assumes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date hereof.

RESULTS OF OPERATIONS

Comparison of 2001 to 2000

                                                      (000's omitted)
                                       ------------------------------------------------
                                              Revenue              Increase/(Decrease)
                                       ---------------------     ----------------------

                                          2001         2000        Amount    Percentage
                                          ----         ----        ------    ----------

Services                               $ 10,139     $ 12,737     $ (2,598)      (20)%
Product licenses                          3,395        5,415       (2,020)      (37)%
Computer and add-on hardware              1,211        1,481         (270)      (18)%
                                       ---------    ---------    ---------

Net Revenue                            $ 14,745     $ 19,633     $ (4,888)      (25)%
                                       =========    =========    =========

REVENUE
Net Revenue. The Company designs and develops proprietary enterprise software for the tire dealer, legal, and e-Business management software markets. The Company sold its ERP business, which was based in Italy, on September 25, 2000. The Company's revenues are derived from the licensing of the Company's software products, from client service and support, and from the sale of third party computer and add-on hardware. The Company's total revenues decreased by approximately $4,888,000, or 25%, for the period when compared to the year ended December 31, 2000. Revenue from existing businesses decreased by approximately $3,562,000, or 19% for the period, when approximately $1,326,000 in revenue from the Company's ERP product line sold in September 2000 for the year ended December 31, 2000 is excluded. The Company believes that the difficult economic conditions in the United States during 2001 have resulted in reduced technology spending by many of the Company's customers and prospects.

Services. Services are comprised of fees generated from training, consulting, software modifications, and ongoing client support provided under self-renewing maintenance agreements. Service revenues decreased by approximately $2,598,000, or 20%, for the year ended December 31, 2001, compared to the year ended December 31, 2000. Service revenue from existing businesses decreased by approximately $1,631,000, or 14% for the period, when compared to 2000, and the service revenue from the ERP product line of approximately $967,000 for 2000 is excluded.

Product Licenses. The Company's software license revenues are derived primarily from the licensing of the Company's enterprise products. Software license revenues decreased by approximately $2,020,000, or 37%, for the year ended December 31, 2001, compared to the same period in 2000. Product license revenue from existing businesses decreased by approximately $1,768,000, or 34%, for the period, when compared to 2000, and the product license revenue from the ERP product line of approximately $252,000 for 2000 is excluded.

Computer and Add-on Hardware. Hardware revenues are derived from the resale of third-party hardware products to the Company's clients in conjunction with the licensing of the Company's software. Hardware revenues decreased by approximately $270,000, or 18%, for the year ended December 31, 2001, compared to the same period in 2000. Revenue from computer and add-on hardware decreased by approximately $163,000, or 12%, for the year when compared to 2000 and the revenue from computer and add-on hardware from the ERP product line of approximately $107,000 for 2000 is excluded. The decrease in hardware revenues was due primarily to the decrease of hardware unit sales by the Company's tire systems product line.

COST OF REVENUE
Services. Cost of services consists of the costs incurred in providing client training, consulting, and ongoing support as well as other client service-related expenses. Cost of services decreased by approximately $2,516,000, or 32%, for the year ended December 31, 2001, compared to the same period in 2000, due primarily to the lower level of services revenue in 2001 compared to 2000. The gross margin percentage for services for the year ended December 31, 2001 increased to approximately 47% from 38% of revenue from services in 2000. The Company's revenue and margin from services fluctuate from period to period due to changes in the mix of contracts and projects.

Product Licenses and Development. Cost of software license revenues consists of the costs of amortization of capitalized software costs, and the costs of sublicensing third-party software products. The amount also includes the expenses associated with the development of new products and the enhancement of existing products (net of capitalized software costs), which consist primarily of employee salaries, benefits, and associated overhead costs. Cost of software license revenues and development decreased by approximately $2,007,000, or 40%, for the year ended December 31, 2001, compared to the same period in 2000. Cost of product license and development decreased by approximately $1,895,000, or 38%, for the year when compared to 2000, and the cost of product licenses and development from the ERP product line of approximately $112,000 for 2000 is excluded. The cost of product licenses as a percentage of product license revenue may fluctuate from period to period due to the mix of sales of third-party software products in each period contrasted with certain fixed expenses such as the amortization of capitalized software.

Computer and Add-on Hardware. Cost of hardware revenues consists primarily of the costs of third-party hardware products. Cost of hardware revenues decreased by approximately $311,000, or 25%, for the year ended December 31, 2001, compared to the prior period. The decrease in dollar amount for the cost of hardware revenues for the year ended December 31, 2001 was due primarily to decreased unit sales of hardware products by the Company's tire systems product line. The gross margin percentage for hardware sales increased to 22% for the year ended December 31, 2001, from 14% in the same period in 2000. Margins on computer and add-on hardware can fluctuate based on the mix of computer and ancillary hardware products sold. Accordingly, the Company expects hardware gross margins to continue to fluctuate in the future. The Company continues to direct its efforts toward building service and license revenues to offset the historical decline in hardware revenue and margins.

EXPENSES
Marketing and Sales. Marketing and sales expenses consist primarily of employee salaries, benefits, commissions and associated overhead costs, and the cost of marketing programs such as direct mailings, trade shows, seminars, and related communication costs. Marketing and sales expenses decreased by $2,098,000, or 41%, for the year ended December 31, 2001, compared to 2000. The change in marketing and sales expenses reflects the elimination of the marketing and sales expenses of the ERP systems and the decrease in marketing and sales expenses for all product lines of the Company.

General and Administrative. General and administrative expenses consist primarily of employee salaries and benefits for administrative, executive, and finance personnel and associated overhead costs, as well as consulting, accounting, and legal expenses. General and administrative expenses decreased approximately $263,000, or 7%, for the year ended December 31, 2001, compared to the same period in 2000. The elimination of the expenses related to the ERP systems product line and a decrease in these expenses for the legal systems product line are offset by increased general and administrative expenses from the Tire and Khameleon Software product lines.

The net loss for the year ended December 31, 2001 was approximately $309,000, as compared to net earnings of approximately $29,000 for 2000. The change results from a decrease in the gain on the sale of product lines of $6,707,000, which was partially offset by a decrease in the loss from operations of $4,311,000, a decrease in interest expense of $215,000, an increase in interest income of $121,000, a decrease in other expense - net of $350,000, a decrease in the equity in loss from affiliate of $977,000, and a decrease in income tax expense of $395,000.

Comparison of 2000 to 1999

                                                     (000's omitted)
                                       ----------------------------------------------
                                            Revenue             Increase/(Decrease)
                                       -------------------    -----------------------

                                         2000        1999        Amount    Percentage
                                         ----        ----        ------    ----------

Services                              $ 12,737    $ 15,064     $ (2,327)      (15)%
Product licenses                         5,415       6,506       (1,091)      (17)%
Computer and add-on hardware             1,481       4,053       (2,572)      (63)%
                                      --------    --------     ---------

Net Revenue                           $ 19,633    $ 25,623     $ (5,990)      (23)%
                                      ========    ========     =========

REVENUE
During 2000, the Company completed a product line disposition, and in 1999, the Company completed a product line disposition, a discontinuation of a product line pending its sale, and one product line acquisition. The revenues related to these product lines for the years ended December 31, 2000 and 1999 are as follows:

                                                      (000's omitted)
                                             -----------------------------------
                                             Revenue for year ended December 31,
                                             -----------------------------------
Disposition/Discontinuation:

Product Line                   Month                2000            1999
------------                   -----                ----            ----

ERP                        September 2000         $ 1,326         $ 2,898
SmartTime Software         August 1999            $   -           $ 2,915
                                                  -------         -------

                           Total                  $ 1,326         $ 5,813
                                                  =======         =======
Acquisition:

Product Line                   Month                2000            1999
------------                   -----                ----            ----

Khameleon Software         November 1999          $ 7,851         $ 1,965
                                                  =======         =======

Net Revenue. The Company designs and develops proprietary enterprise software for the tire dealer, legal, and e-Business management software markets. The Company entered the enterprise management software market in November 1999 with the acquisition of the business of Design Data Corporation, a Florida corporation. The Company has renamed this product line, formerly known as SQL* Time, Khameleon Software. The Company sold its ERP business, which was based in Italy, on September 25, 2000. The Company's revenues are derived from the licensing of the Company's software products, from client service and support, and from the sale of third party computer and add-on hardware. The Company's total revenues decreased by approximately $5,990,000, or 23%, for the period when compared to the year ended December 31, 1999. Revenue from existing businesses decreased by approximately $3,075,000, or 14% for the period, when approximately $2,915,000 in revenue from the Company's SmartTime product line for the year ended December 31, 1999 is excluded.

Product Licenses. The Company's software license revenues are derived primarily from the licensing of the Company's enterprise products. Software license revenues decreased by approximately $1,091,000, or 17%, for the year ended December 31, 2000, compared to the same period in 1999. Product license revenue from existing businesses decreased by approximately $633,000, or 10%, for the period, when compared to 1999, and the product license revenue from the SmartTime product line of approximately $458,000 for 1999 is excluded.

Services. Services are comprised of fees generated from training, consulting, software modifications, and ongoing client support provided under self-renewing maintenance agreements. Service revenues decreased by approximately $2,327,000, or 15%, for the year ended December 31, 2000, compared to the year ended December 31, 1999.

Service revenue from existing businesses remained approximately the same for the period, when compared to 1999, and the service revenue from the SmartTime product line of approximately $2,389,000 for 1999 is excluded.

Computer and Add-on Hardware. Hardware revenues are derived from the resale of third-party hardware products to the Company's clients in conjunction with the licensing of the Company's software. Hardware revenues decreased by approximately $2,572,000, or 63%, for the year ended December 31, 2000, compared to the same period in 1999. The decrease in hardware revenues was due primarily to the decrease of hardware unit sales by the Company's tire systems product line.

COST OF REVENUE
Product Licenses and Development. Cost of software license revenues consists of the costs of amortization of capitalized software costs, and the costs of sublicensing third-party software products. The amount also includes the expenses associated with the development of new products and the enhancement of existing products (net of capitalized software costs), which consist primarily of employee salaries, benefits, and associated overhead costs. Cost of software license revenues and development increased by approximately $595,000 for the year ended December 31, 2000, compared to the same period in 1999. Cost of product license and development increased by approximately $1,411,000, or 39%, for the year when compared to 1999, and the cost of product licenses and development from the SmartTime product line for 1999 is excluded. The costs of product license and development for Khameleon, acquired in November 1999, increased by approximately $1,931,000 for the year ended December 31, 2000 when compared to the year ended December 31, 1999. These costs increased from approximately $917,000 for a partial year of operations in the year ended December 31, 1999 to approximately $2,848,000 for a full year of operations in the year ended December 31, 2000. The cost of product licenses as a percentage of product license revenue may fluctuate from period to period due to the mix of sales of third-party software products in each period contrasted with certain fixed expenses such as the amortization of capitalized software.

Services. Cost of services consists of the costs incurred in providing client training, consulting, and ongoing support as well as other client service-related expenses. Cost of services decreased by approximately $1,637,000 for the year ended December 31, 2000, compared to the same period in 1999, due primarily to the lower level of services revenue in 2000 compared to 1999. The gross margin percentage for services for the year ended December 31, 2000 increased to approximately 38% from 37% of revenue from services in 1999. The Company's revenue and margin from services fluctuate from period to period due to changes in the mix of contracts and projects.

Computer and Add-on Hardware. Cost of hardware revenues consists primarily of the costs of third-party hardware products. Cost of hardware revenues decreased by approximately $1,964,000, or 61%, for the year ended December 31, 2000, compared to the prior period. The decrease in dollar amount for the cost of hardware revenues for the year ended December 31, 2000 was due primarily to increased unit sales of hardware products by the Company's tire systems product line. The gross margin percentage for hardware sales decreased to 15% for the year ended December 31, 2000, from 21% in the same period in 1999. Margins on computer and add-on hardware can fluctuate based on the mix of computer and ancillary hardware products sold. Accordingly, the Company expects hardware gross margins to continue to fluctuate in the future. The Company continues to direct its efforts toward building service and license revenues to offset the historical decline in hardware revenue and margins.

EXPENSES
Marketing and Sales. Marketing and sales expenses consist primarily of employee salaries, benefits, commissions and associated overhead costs, and the cost of marketing programs such as direct mailings, trade shows, seminars, and related communication costs. Marketing and sales expenses increased by $813,000, or 19%, for the year ended December 31, 2000, compared to 1999. The change in marketing and sales expenses reflects the elimination of the marketing and sales expenses of the ERP systems and SmartTime product lines partially offset by increased marketing and sales expenses from the newly acquired Khameleon Software product line.

General and Administrative. General and administrative expenses consist primarily of employee salaries and benefits for administrative, executive, and finance personnel and associated overhead costs, as well as consulting, accounting, and legal expenses. General and administrative expenses remained approximately the same for the year ended December 31, 2000, compared to the same period in 1999. The elimination of the expenses related to the ERP systems and SmartTime product lines and a decrease in these expenses for the tire systems product line are offset by increased general and administrative expenses from the legal and the newly acquired Khameleon Software product lines.

Net earnings for the year ended December 31, 2000 were approximately $29,000, as compared to net earnings of approximately $2,167,000 for 1999. The change results from a decrease in earnings from operations of $5,733,000, an increase in equity in loss from affiliate of $811,000, and an increase in interest expense, net of $190,000, partially offset by the difference in the gain on the sale of product lines of $2,905,000, a decrease in other expense, net of $24,000, and a decrease in income tax expense of $1,667,000.

LIQUIDITY AND CAPITAL RESOURCES

The Company had total cash and cash equivalents at December 31, 2001 of approximately $4,024,000, an increase of approximately $2,846,000 from December 31, 2000. The Company had a maximum line of credit totaling $1,500,000 available at December 31, 2001 and 2000. At December 31, 2001, the Company had approximately $24,000 invested in marketable securities, a decrease of approximately $2,000 from December 31, 2000.

In January 2002, the Company announced the execution of an Agreement and Plan of Merger, dated as of January 3, 2002, under which the Company will acquire CompuTrac, Inc. subject to approval by the shareholders of the Company and CompuTrac. The terms of the merger agreement provide that CompuTrac will be merged into the Company's RainMaker Software, Inc. subsidiary, with CompuTrac stock being converted into a right to receive a pro rata share of 1,370,679 shares of the Company's common stock and approximately $1,300,000 in cash which is presently on CompuTrac. Inc.'s balance sheet, subject to certain conditions and adjustments. In connection with the merger agreement, the Company and CompuTrac entered into a management agreement whereby RainMaker will manage the business of CompuTrac effective January 1, 2002. The Company and certain stockholders of CompuTrac also entered into a Stockholders Agreement whereby the Company obtained a proxy to vote such stockholders' shares in favor of the proposed merger and an option to purchase such stockholders' shares upon certain events.

The Company expects to continue to pursue strategic acquisitions. These acquisitions have been, and are expected to continue to be, financed in a number of ways. Management believes, subject to the conditions of the financial markets, that it should be able to continue its program of acquisitions. These acquisitions could present challenges to the Company's management, such as integrating and incorporating new operations, product lines, technologies and personnel. If the Company's management is unable to manage these challenges, the Company's business, financial condition or results of operations could be materially adversely affected. Any acquisition, depending on its size, could result in significant dilution to the Company's stockholders. Furthermore, there can be no assurance that any acquired products will gain acceptance in the Company's markets.

The Company has experienced significant fluctuations in its quarterly operating results and anticipates such fluctuations in the future. Quarterly revenues and operating results depend on the volume and timing of orders received during the quarter, which are difficult to forecast. Large orders for the Company's products often have a lengthy sales cycle while the customer evaluates and receives approvals for the purchase of the products. It may be difficult to accurately predict the sales cycle of any large order. If one or more large orders fail to close as forecasted in a fiscal quarter, the Company's revenues and operating results could be materially adversely affected. In addition, the Company typically receives a substantial portion of its product orders in the last month of the quarter. Orders are shipped as received and, as a result, the Company often has little or no backlog except for support and service revenue. The Company acknowledges the potential adverse impact that such fluctuations and general economic uncertainty could have on its ability to maintain liquidity and raise additional capital.

The Company's future financial performance is also dependent in large part on the successful development, introduction, and customer acceptance of new and enhanced versions of its software products. Due to the rapid change in vendor hardware platforms, operating systems, and updated versions, the complexity and expense of developing, testing, and maintaining the Company's products has increased. The Company intends, as it has in the past, to fund this development primarily from its cash from operations and bank debt. There can be no assurance that these efforts will be successful or result in significant product enhancements.

Subject to the foregoing, the Company believes that based on the level of operating revenue, cash on hand, and available bank debt, it has sufficient capital to finance its ongoing business.

Inflation
General inflation over the last three years has not had a material effect on the Company's cost of doing business.

Critical Accounting Policies
The Company has identified the policies below as critical to the Company's business operations and the understanding of the Company's results of operations. The impact and any associated risks related to these policies on the Company's business operations is discussed in management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect the Company's reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note A in the Notes to the Consolidated Financial Statements. Note that the Company's preparation of this Annual Report requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the Company's financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Revenue Recognition. The Company recognizes revenue in accordance with the American Institute of Certified Public Accountants (AICPA) Statement of Position ("SOP") 97-2, "Software Revenue Recognition," and SOP 98-9 "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions". Revenue is recognized when all of the following are met: pervasive evidence of an arrangement exists; delivery has occurred; the vendor's fee is fixed and determinable; and collectibility is probable. For multiple-element license arrangements, the license fee is allocated to the various elements based on fair value. When a multiple-element arrangement includes rights to a post-contract customer support, the portion of the license fee allocated to such support is recognized ratably over the term of the arrangement. For arrangements to deliver software that requires significant modification or customization, revenue is recognized on the percentage-of-completion method.

Computer hardware revenue is recognized upon shipment of product to the client.

Service revenues include post-contract client support, consulting, and training support. Post-contract client support is generally provided under self-renewing maintenance agreements. Revenue on these maintenance agreements is recognized ratably over the contract term. Consulting and training services revenue is recognized in the period the service is rendered.

Based on the Company's reading and interpretation of these SOPs, the Company believes that its current sales contract terms and business arrangements have been properly reported. However, the AICPA and its Software Revenue Recognition Task Force continue to issue interpretations and guidance for applying the relevant standards to a wide range of sales contract terms and business arrangements that are prevalent in the software industry. Also, the Securities and Exchange Commission (SEC) has issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. Future interpretations of existing accounting standards or changes in the Company's business practices could result in future changes in its revenue accounting policies that could have a material adverse effect on its business, financial condition and results of operations.

The Company's revenue recognition policy is significant because the Company's revenue is a key component of its results of operations. In addition, the Company's revenue recognition determines the timing of certain expenses, such as commissions and license costs. The Company follows very specific and detailed guidelines in measuring revenue; however, certain judgments affect the application of the Company's revenue policy. Revenue results are difficult to predict, and any shortfall in revenue or delay in recognizing revenue could cause the Company's operating results to vary significantly from quarter to quarter and could result in future operating losses.

Software. The Company accounts for the costs of computer software developed in accordance with Statement of Financial Accounting Standard No. 86. Accordingly, the costs of purchased software, and of that software developed internally (once technological feasibility is established) associated with coding new applications or modules and enhancing and porting existing applications software, are capitalized. Amortization of these costs is based on the greater of the charge resulting from the application of either the straight-line method over five years or the proportion of current sales to estimated future revenues of each product. The Company periodically reviews the carrying value of its software to determine whether an impairment exists. Relevant cash flow and profitability information, including estimated future operating results, trends, and other available information are considered in assessing whether the carrying value of the software can be recovered. If it is determined that the carrying value of the software will not be recovered from the undiscounted cash flows, the carrying value of the software would be considered impaired and reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as any deficiency in the amount of undiscounted future cash flows available to recover the carrying value related to the software. Future adverse changes in market conditions could result in an inability of the Company to recover the carrying value of the software, thereby possibly requiring an impairment charge in the future.

Acquired Software and Other Acquired Intangibles. The Company's business acquisitions typically result in goodwill and other intangible assets, which affect the amount of future period amortization expense and possible impairment expense that the Company will incur. The determination of the value of such intangible assets requires management to make estimates and assumptions that affect the Company's consolidated financial statements.

Effect of New Accounting Pronouncements
In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142").

SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination shall be recognized as assets apart from goodwill. SFAS 141 is effective for all business combinations initiated after June 30, 2001.

SFAS 142 requires goodwill to be tested for impairment under certain circumstances, and written down when impaired, rather than being amortized as previous standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the useful lives of the respective assets, generally two to five years. SFAS 142 is effective for fiscal years beginning after December 15, 2001.

In August 2001, SFAS 144 was issued regarding the "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001.

At December 31, 2001, the Company had no recorded goodwill on its balance sheet. The Company does not anticipate any material adjustments to its financial statements as a result of the adoption of SFAS 144.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

The Company is exposed to the impact of interest rate changes and foreign currency fluctuations and changes in the value of its investments.

Interest Rate Risk. The Company's exposure to market rate risk for changes in interest rates relates primarily to the Company's cash equivalent investments. The Company has not used derivative financial instruments. The Company invests its excess cash in short-term floating rate instruments and senior secured floating rate loan funds, which carry a degree of interest rate risk. These instruments may produce less income than expected if interest rates fall.

Investment Risk. The Company has invested, and may invest in the future, in equity instruments of privately held companies for business and strategic purposes. These investments are included in other long-term assets and are accounted for under the cost method when ownership is less than 20%. For these non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on long-lived assets when events or circumstances indicate that such assets might be impaired.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

In November 2001, the Company decided to replace BDO Seidman, LLP with Sansiveri, Kimball & McNamee, L.L.P. as its independent public accountants to audit the financial statements for the year ended December 31, 2001. The decision to change independent public accountants was approved by the Company's Board of Directors.

In connection with the audits for the years ended December 31, 2000 and 1999, and through the date of the change in accountants, there were no disagreements with BDO Seidman, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to their satisfaction would have caused them to make reference in connection with their opinion on the subject matter of the disagreements.

The report of BDO Seidman, LLP on our financial statements for the years ended December 31, 2000 and 1999 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
ASA INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

                                                          December 31,
                                                   -------------------------

                                                        2001          2000
                                                        ----          ----
       ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                     $ 4,024,254   $ 1,178,048
     Marketable securities                              24,072        25,713
     Receivables - net                               1,782,294     3,219,020
     Other current assets                              566,122     1,133,042
     Assets held for future transactions                  --       2,720,000
                                                   -----------   -----------

TOTAL CURRENT ASSETS                                 6,396,742     8,275,823
                                                   -----------   -----------

PROPERTY AND EQUIPMENT:
     Land and buildings                              4,312,795     4,255,398
     Computer equipment                              2,178,272     2,065,400
     Office furniture and equipment                    996,322       996,322
     Leasehold improvements                            115,846       115,846
     Vehicles                                          574,138       436,097
                                                   -----------   -----------

                                                     8,177,373     7,869,063

     Accumulated depreciation and amortization       3,688,077     3,247,748
                                                   -----------   -----------

NET PROPERTY AND EQUIPMENT                           4,489,296     4,621,315
                                                   -----------   -----------

SOFTWARE
    (less cumulative amortization
    of $4,851,488 in 2001and $4,027,899 in 2000)     1,907,457     2,721,645

NOTE RECEIVABLE                                      1,700,000     1,700,000

OTHER ASSETS                                         2,254,752     1,282,609
                                                   -----------   -----------

                                                   $16,748,247   $18,601,392
                                                   ===========   ===========

See notes to consolidated financial statements.

                                                                 December 31,
                                                        ----------------------------

                                                              2001            2000
                                                              ----            ----
      LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Current maturities of long-term obligations        $     80,357    $     72,049
     Accounts payable                                        288,727         676,751
     Accrued expenses                                      1,726,530       2,195,312
     Accrued commissions                                     229,418         413,715
     Customer deposits                                       259,731         399,819
     Deferred revenue                                        387,689         658,941
                                                        ------------    ------------


TOTAL CURRENT LIABILITIES                                  2,972,452       4,416,587
                                                        ------------    ------------

LONG-TERM OBLIGATIONS,
   NET OF CURRENT MATURITIES                               3,661,475       3,744,126
                                                        ------------    ------------

DEFERRED INCOME TAXES                                        709,000         725,000
                                                        ------------    ------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY:
    Preferred stock, par value
        $.01 per share: Authorized and unissued,
        1,000,000 shares, 60,000 shares of which are
        designated as Series A Junior Participating
        Preferred Stock                                         --              --
   Common stock, par value
        $.01 per share: Authorized, 6,000,000 shares;
        issued 4,510,870 shares;
        outstanding, 2,982,397 shares                         45,109          45,109
   Additional paid-in capital                              7,931,501       7,931,506
   Retained earnings                                       4,851,994       5,160,708
   Accumulated other comprehensive loss:
   Unrealized loss on marketable securities                   (4,828)         (3,188)
                                                        ------------    ------------

                                                          12,823,776      13,134,135

   Less treasury stock, at cost                            3,418,456       3,418,456
                                                        ------------    ------------

TOTAL SHAREHOLDERS' EQUITY                                 9,405,320       9,715,679
                                                        ------------    ------------

                                                        $ 16,748,247    $ 18,601,392
                                                        ============    ============

See notes to consolidated financial statements.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                       Years Ended December 31,
                                            --------------------------------------------
                                                 2001            2000            1999
                                                 ----            ----            ----
REVENUES
  Services                                  $ 10,139,008    $ 12,737,489    $ 15,062,870
  Product licenses                             3,395,016       5,415,084       6,506,376
  Computer and add-on hardware                 1,210,946       1,480,510       4,053,289
                                            ------------    ------------    ------------

NET REVENUE                                   14,744,970      19,633,083      25,622,535
                                            ------------    ------------    ------------

COST OF REVENUE
  Services                                     5,332,616       7,848,964       9,485,924
  Product licenses and development             3,045,072       5,051,824       4,456,953
  Computer and add-on hardware                   944,250       1,255,094       3,219,535
                                            ------------    ------------    ------------

TOTAL COST OF REVENUE                          9,321,938      14,155,882      17,162,412
                                            ------------    ------------    ------------

EXPENSES
  Marketing and sales                          3,071,138       5,169,271       4,356,610
  General and administrative                   3,282,407       3,545,511       3,570,022
  Amortization of goodwill                          --            18,045          42,234
  Impairment loss on capitalized software           --         1,986,000            --
                                            ------------    ------------    ------------

TOTAL EXPENSES                                 6,353,545      10,718,827       7,968,866
                                            ------------    ------------    ------------

EARNINGS (LOSS) FROM OPERATIONS                 (930,513)     (5,241,626)        491,257
INTEREST EXPENSE                                (337,361)       (551,898)       (386,396)
INTEREST INCOME                                  605,910         484,477         508,793
GAIN ON SALE OF PRODUCT LINES                     22,820       6,730,252       3,824,420
OTHER INCOME (EXPENSE), NET                      190,430        (159,653)       (183,237)
EQUITY IN LOSS FROM AFFILIATE                       --          (977,331)       (165,972)
                                            ------------    ------------    ------------

EARNINGS (LOSS) BEFORE INCOME TAXES             (448,714)        284,221       4,088,865

INCOME TAXES                                    (140,000)        255,000       1,922,000
                                            ------------    ------------    ------------

NET EARNINGS (LOSS)                         $   (308,714)   $     29,221    $  2,166,865
                                            ============    ============    ============

BASIC EARNINGS (LOSS) PER
  COMMON SHARE:
    NET EARNINGS (LOSS)                     $      (0.10)   $       0.01    $       0.67
                                            ============    ============    ============

DILUTED EARNINGS (LOSS) PER
  COMMON SHARE:
    NET EARNINGS (LOSS)                     $      (0.10)   $       0.01    $       0.63
                                            ============    ============    ============

See notes to consolidated financial statements.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                              Years Ended December 31,
                                                     ----------------------------------------

                                                          2001            2000        1999
                                                          ----            ----        ----

NET EARNINGS (LOSS)                                  $  (308,714)   $    29,221   $ 2,166,865
OTHER COMPREHENSIVE INCOME (LOSS)
   NET OF INCOME TAX:
   Foreign currency translation                             --           10,968       (27,994)
   Unrealized gain (loss) on marketable securities        (1,640)        23,290       (26,478)
                                                     -----------    -----------   -----------

COMPREHENSIVE INCOME (LOSS)                          $  (310,354)   $    63,479   $ 2,112,393
                                                     ===========    ===========   ===========

See notes to consolidated financial statements.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                  Common Stock                                                     Treasury Stock
                               -------------------                                            ------------------------
                                                                                 Accumulated
                                                                                    Other
                                                     Additional                  Comprehen-
                                                      Paid-in       Retained     sive Income/
                                 Shares    Amount     Capital       Earnings        Loss       Shares        Amount         Total
                               ---------  --------  -----------   ------------  ------------  ---------   ------------  -----------
BALANCES, 12/31/98             4,376,858  $ 43,768  $ 7,793,774   $ 2,964,622    $   17,026   1,028,396   $(2,010,051)  $ 8,809,139

Exercise of stock options          7,600        77        7,613          --            --          --            --           7,690
Purchase of Treasury Stock          --        --           --            --            --       271,077      (689,214)     (689,214)
Net earnings                        --        --           --       2,166,865          --          --            --       2,166,865
Foreign  currency translation       --        --           --            --         (27,994)       --            --         (27,994)
Unrealized loss on marketable
  securities                        --        --           --            --         (26,478)       --            --         (26,478)
                               ---------  --------  -----------   -----------    ----------   ---------   -----------   -----------

BALANCES, 12/31/99             4,384,458    43,845    7,801,387     5,131,487       (37,446)  1,299,473    (2,699,265)   10,240,008


Exercise of stock options        126,412     1,264      130,119          --            --          --            --         131,383
Purchase of Treasury Stock          --        --           --            --            --       229,000      (719,191)     (719,191)
Net earnings                        --        --           --          29,221          --          --            --          29,221
Foreign  currency translation       --        --           --            --          10,968        --            --          10,968
Unrealized gain on marketable
  securities                        --        --           --            --          23,290        --            --          23,290
                               ---------  --------  -----------   -----------    ----------   ---------   -----------   -----------

BALANCES, 12/31/00             4,510,870    45,109    7,931,506     5,160,708        (3,188)  1,528,473    (3,418,456)    9,715,679


Repayment on partial shares         --        --             (5)         --            --          --            --              (5)
Net loss                            --        --           --        (308,714)         --          --            --        (308,714)
Unrealized loss on marketable
  securities                        --        --           --            --          (1,640)       --            --          (1,640)
                               ---------  --------  -----------   -----------    ----------   ---------   -----------   -----------

BALANCES, 12/31/01             4,510,870  $ 45,109  $ 7,931,501   $ 4,851,994    $   (4,828)  1,528,473   $(3,418,456)  $ 9,405,320
                               =========  ========  ===========   ===========    ==========   =========   ===========   ===========

See notes to consolidated financial statements.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                           Years Ended December 31,
                                                                 ------------------------------------------

                                                                      2001           2000           1999
                                                                      ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss)                                             $  (308,714)   $    29,221    $ 2,166,865
                                                                  -----------    -----------    -----------
  Adjustments to reconcile net earnings (loss)
    to net cash provided by (used for) operating activities:
        Depreciation and amortization                               1,284,547      1,987,098      1,735,286
        Deferred taxes                                                (16,000)       228,000         65,000
        Doubtful receivables provision                                364,388        343,948        348,538
        Gain on divestitures                                             --       (6,730,252)    (3,824,420)
       Charge for impairment of long-lived assets                        --        1,986,000           --
        Changes in assets and liabilities, net
          of effects of acquisitions:
            Receivables                                             1,044,638        935,977       (430,991)
            Other current assets                                      296,916        844,864       (601,710)
            Accounts payable                                         (388,023)      (120,682)      (162,825)
            Accrued expenses                                         (653,079)        88,887       (601,084)
            Customer deposits                                        (140,088)      (104,857)      (302,346)
            Deferred revenue                                         (271,251)    (1,313,672)     2,647,606
                                                                  -----------    -----------    -----------

  Total adjustments                                                 1,522,048     (1,854,689)    (1,126,946)
                                                                  -----------    -----------    -----------

  Net cash provided by (used for) operating activities              1,213,334     (1,825,468)     1,039,919
                                                                  -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment                                (328,940)      (308,705)      (717,521)
  Additions to software                                                (9,400)      (452,920)       (90,817)
  Increases in sales-type leases                                       94,624       (187,724)          (575)
  Cash received from divestitures, net of cash paid                      --           40,464      3,437,382
  Cash paid in acquisition of Design Data Systems                        --             --       (5,094,507)
  Reductions (additions) to assets held for future transactions     2,720,000     (1,113,151)          --
  Proceeds from sale of (additions to) marketable securities             --        3,363,315     (3,392,215)
  Other assets                                                       (769,064)       147,462         83,574
                                                                  -----------    -----------    -----------

  Net cash provided by (used for) investing activities              1,707,220      1,488,741     (5,774,679)
                                                                  -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in bank notes                                                 --             --          481,473
  Increase in note payable - other                                       --             --        3,200,000
  Reduction in long-term debt                                         (74,343)      (138,301)      (142,939)
  Decrease in long-term liabilities                                      --          (53,479)       (32,549)
  Issuance of common stock                                                 (5)       131,383          7,690
  Purchase of treasury stock                                             --         (719,191)      (689,214)
                                                                  -----------    -----------    -----------

  Net cash provided by (used for) financing activities                (74,348)      (779,588)     2,824,461
                                                                  -----------    -----------    -----------
EFFECT OF EXCHANGE RATES ON
  CASH & CASH EQUIVALENTS                                                --           (3,001)       (54,775)
                                                                  -----------    -----------    -----------
CASH & CASH EQUIVALENTS:
  Net increase (decrease)                                           2,846,206     (1,119,316)    (1,965,074)
  Balance, beginning of year                                        1,178,048      2,297,364      4,262,438
                                                                  -----------    -----------    -----------

  Balance, end of year                                            $ 4,024,254    $ 1,178,048    $ 2,297,364
                                                                  ===========    ===========    ===========

See notes to consolidated financial statements.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)


NON-CASH INVESTING AND FINANCING ACTIVITIES

In April 2001, the Company recorded accrued interest receivable related to a change in interest rate on a note receivable, which totaled $217,447.

During 2000, the Company received a note valued at $3,213,151 in payment of the balance due of $4,820,000 from InterPro Business Solutions, Inc. on the sale of the Company's SmartTime product line. The remainder of the balance due of $1,606,849 was paid in cash and is included in assets held for future transactions. Also during 2000, the Company recorded an unrealized gain on marketable securities of $23,290.

During 1999, the Company acquired substantially all the assets of Design Data Systems Corporation. Assets acquired, liabilities assumed, and consideration paid for this acquisition were as follows:


               Fair value of assets           $ 7,776,332
               Liabilities assumed             (2,681,825)
                                              ------------

               Net cash paid                  $ 5,094,507
                                              ============



See notes to consolidated financial statements.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001, 2000, 1999

A.   Summary of Significant Accounting Policies:

     Business Description and Principles of Consolidation
     The Company develops, markets, and provides services for its proprietary enterprise software products and distributes computer hardware to its software customers. The Company targets its products and services to distinct identifiable markets. The Company considers its operation to be a single reporting segment due to the comparable economic characteristics of its products and services as well as similarities in the nature of the products and services offered, the processes to develop and upgrade its products and services, and the methods to market and distribute its products and services to customers. The consolidated financial statements include the accounts of ASA International Ltd. and its wholly owned subsidiaries, ASA Properties, Inc., ASA International Ventures, Inc., ASA Tire Systems Inc., ASA Legal Systems Inc. and Khameleon Software Inc. after elimination of all material inter-company balances and transactions. 10 Speen Street LLC is a wholly owned subsidiary of ASA Properties, Inc.

     Cash Equivalents
     The Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents. The Company had approximately $2,890,000 and $703,000 invested in money market funds at December 31, 2001 and 2000, respectively.

     Concentration of Credit Risks
     Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company's customer base. Customers' financial condition is reviewed on an ongoing basis, and collateral is not required. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not exceeded management's expectations.

     Use of Estimates
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Many of the Company's estimates and assumptions used in the financial statements relate to the Company's products, which are subject to rapid technological change. It is possible that changes may occur in the near term that would affect management's estimates with respect to capitalized software, the recorded value of investments in equity instruments, and the carrying value of the note receivable.

     Marketable Securities
     At December 31, 2001 and 2000, the Company held investments in a senior secured, floating rate loan, mutual fund. The Company accounts for this investment as available-for-sale in accordance with Statement of Financial Accounting Standards No. 115 ("SFAS No. 115"), "Accounting for Certain Investment in Debt and Equity Securities," which requires that debt and marketable equity securities be classified as trading, available-for-sale, or held-to-maturity. Available-for-sale securities are reported in the balance sheet at fair value with unrealized gains or losses included in a separate component of stockholders' equity.

     At December 31, 2001 and 2000, the fair market values of these investments were approximately $24,000 and $26,000. Accumulated unrealized losses for the years ended December 31, 2001 and 2000 were approximately $5,000 and $3,000, respectively.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

     Financial Instruments
     Financial instruments consist of cash and cash equivalents, marketable securities, accounts receivable, note receivable, accounts payable and notes payable. The carrying value of these financial instruments approximate their fair value.

     Assets Held for Future Transactions
     At December 31, 2000, the Company has $2,720,000 classified on the Balance Sheet as current assets under the caption, assets held for future transactions, which are so held for the purpose of seeking the ability to effectuate a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. This amount represents $7,020,000 in proceeds from the sale of SmartTime, net of $4,300,000 in software and intellectual property exchanged in the Design Data Systems Corporation transaction (see Note B). At December 31, 2000, these funds were invested in an interest bearing account. In February 2001, these funds were released to the Company for unrestricted use as the time period to complete a like-kind exchange for the remaining unused proceeds from the SmartTime sale had lapsed.

     Property and Equipment
     Property and equipment are stated at cost. Depreciation for equipment and vehicles is recorded on the straight-line method, based on the estimated useful lives of the related assets (ranging from 3 to 7 years). Buildings are depreciated over 40 years. Equipment under capital leases and leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the assets.

     Software
     The Company accounts for the costs of computer software developed in accordance with Statement of Financial Accounting Standard No. 86. Accordingly, the costs of purchased software, and of that software developed internally (once technological feasibility is established) associated with coding new applications or modules and enhancing and porting existing applications software, are capitalized. Amortization of these costs is based on the greater of the charge resulting from the application of either the straight-line method over five years or the proportion of current sales to estimated future revenues of each product. The Company periodically reviews the carrying value of its software to determine whether an impairment exists. Relevant cash flow and profitability information, including estimated future operating results, trends, and other available information are considered in assessing whether the carrying value of the software can be recovered. If it is determined that the carrying value of the software will not be recovered from the undiscounted cash flows, the carrying value of the software would be considered impaired and reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as any deficiency in the amount of undiscounted future cash flows available to recover the carrying value related to the software. Future adverse changes in market conditions could result in an inability of the Company to recover the carrying value of the software, thereby possibly requiring an impairment charge in the future.

     Investments
     The Company has invested, and may invest in the future, in equity instruments of privately held companies for business and strategic purposes. These investments are accounted for under the cost method when ownership is less than 20%. For these non-quoted investments, the Company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The Company identifies and records impairment losses on long-lived assets when events or circumstances indicate that such assets might be impaired. The Company's investments in equity instruments of privately held companies which are included in other long-term assets totaled approximately $501,000 and $493,000 at December 31, 2001 and 2000, respectively.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

     Advertising
     The Company expenses advertising costs as incurred. Advertising expense was approximately $316,000, $735,000 and $519,000 in the years ending December 31, 2001, 2000, and 1999, respectively.

     Revenue Recognition
     Revenue is recognized when all of the following are met: pervasive evidence of an arrangement exists; delivery has occurred; the vendor's fee is fixed and determinable; and collectibility is probable. For multiple-element license arrangements, the license fee is allocated to the various elements based on fair value. When a multiple-element arrangement includes rights to a post-contract customer support, the portion of the license fee allocated to such support is recognized ratably over the term of the arrangement. For arrangements to deliver software that requires significant modification or customization, revenue is recognized on the percentage-of-completion method.

     Computer hardware revenue is recognized upon shipment of product to the client.

     Service revenues include post-contract client support, consulting, and training support. Post-contract client support is generally provided under self-renewing maintenance agreements. Revenue on these maintenance agreements is recognized ratably over the contract term. Consulting and training services revenue is recognized in the period the service is rendered.

     Research and Development
     The Company expenses research and development costs as incurred. Costs incurred other than capitalized costs for software were not material.

     Income Taxes
     Deferred tax assets or liabilities are recognized for the estimated tax effects of temporary differences between the tax and financial reporting basis of the Company's assets and liabilities and for loss carry forwards based on enacted tax laws and rates.

     Comprehensive Income
     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 130 "Reporting Comprehensive Income." SFAS No. 130 establishes rules for the reporting of comprehensive income and its components. Comprehensive income consists of net income, foreign currency translation adjustments and unrealized gain (loss) on marketing securities and is presented in the consolidated statements of comprehensive income.

     Net Earnings Per Share
     The Company follows SFAS No. 128 "Earnings per Share." Under SFAS 128, Basic Earnings Per Share (EPS) excludes the effect of any dilutive options, warrants or convertible securities and is computed by dividing the net earnings available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed by dividing the net earnings available to common shareholders by the sum of the weighted average number of common shares and common share equivalents computed using the average market price for the period under the treasury stock method.

     Foreign Currency Translation
      In fiscal 2000, the Company sold its foreign subsidiary. Prior to its sale, the Company determined that the local currency of its former Italian Subsidiary was the functional currency. In accordance with Statement of Financial Accounting Standard No. 52, "Foreign Currency Translation," the assets and liabilities denominated in foreign currency were translated into U.S. dollars at the current rate of exchange existing at period-end and revenues and expenses were translated at average monthly exchange rates. Related translation adjustments were reported as a separate component of shareholders' equity, whereas, gains or losses resulting from foreign currency transactions were included in results of operations.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

     Effect of New Accounting Pronouncements
     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142").

     SFAS 141 requires all business combinations to be accounted for using the purchase method of accounting and that certain intangible assets acquired in a business combination shall be recognized as assets apart from goodwill. SFAS 141 is effective for all business combinations initiated after June 30, 2001.

     SFAS 142 requires goodwill to be tested for impairment under certain circumstances, and written down when impaired, rather than being amortized as previous standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the useful lives of the respective assets, generally two to five years. SFAS 142 is effective for fiscal years beginning after December 15, 2001.

     In August 2001, SFAS 144 was issued regarding the "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001.

     At December 31, 2001, the Company had no recorded goodwill on its balance sheet. The Company does not anticipate any material adjustments to its financial statements as a result of the adoption of SFAS 144.

B.    Business Acquisitions and Divestitures:

     Acquisitions
     In November 1999, the Company acquired the business of Design Data Systems Corporation, a Florida corporation, pursuant to an Asset Purchase Agreement (the "Purchase Agreement") by and among the Company, the Seller, individually (only with respect to certain sections of the Purchase Agreement), and the Company's Bank, as Escrow Agent (the "Escrow Agent") (only with respect to certain sections of the Purchase Agreement). The Purchase Agreement provides that the transaction is effective as of September 30, 1999 (the "Closing Date"). Pursuant to and as more fully set forth in the Purchase Agreement, the Company had the right and obligation to purchase certain of the assets and assume certain of the liabilities of Seller for a purchase price of $5,000,000 (the "Purchase Price"). Of the Purchase Price, $4,750,000 was due and payable on the Closing Date and $250,000 was to be deposited with the Escrow Agent to be held pursuant to the terms of the Purchase Agreement. Also on the Closing Date, the Company entered into a certain Asset Acquisition and Exchange Cooperation Agreement (the "Exchange Agreement") with SQL Acquisition LLC, a Delaware limited liability company ("SQL"), Fidelity National 1031 Exchange Services, Inc., a California corporation, and Pacific American Property Exchange Corporation, a California corporation and sole member and manager of SQL. The Company entered into the Exchange Agreement for the purpose of seeking the ability to effectuate a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. Pursuant to and as more fully set forth in the Exchange Agreement, the Company reserved the right to exchange certain software and related intellectual property of Seller (the "Replacement Property") for certain other relinquished property of the Company. In connection therewith, the Company assigned to SQL the Company's right and obligation under the Purchase Agreement to acquire the Replacement Property pursuant to a certain Assignment Agreement dated the Closing Date between the Company, Seller and SQL (the "Assignment"). The Exchange Agreement provided the Company with the option to purchase the Replacement Property within twelve months of the Closing Date for a purchase price of $4,300,000 plus interest incurred by SQL on the promissory note due November 3, 2000.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

     On the Closing Date, the following actions were completed:

     1. SQL acquired the Replacement Property from Seller in accordance with the Purchase Agreement and the Assignment in exchange for a payment of $4,300,000.

     2. The Company acquired the remainder of Seller's assets in accordance with the Purchase Agreement in exchange for (a) the payment of $700,000 (of which $250,000 was deposited with the Escrow Agent) and
          (b) the assumption of certain of Seller's liabilities.

     3. The Company loaned SQL $4,300,000 pursuant to the Exchange Agreement and a related promissory note due on November 3, 2000 and bearing interest at the rate of 6.18% per annum. The funds were used by SQL to acquire the Replacement Property.

     4. SQL granted a license to the Company to use the Replacement Property until November 3, 2000 pursuant to a License Agreement between the Company and SQL, in exchange for a one-time license fee of $285,000.

     Due to the existence of the Exchange Agreement between the Company and SQL, the Company obtained control of the net assets of Design Data Systems. Accordingly, the Company recorded the acquisition of Design Data Systems by SQL as if the purchase had been completed by the Company in fiscal 1999 at a purchase price consisting of the $4,300,000 promissory note with SQL, the $700,000 payment to Design Data Systems, the assumption of certain liabilities of Design Data Systems and direct costs of the acquisition. The net assets acquired consisting of approximately $5,900,000 of software, $1,700,000 of other assets, and the assumption of approximately $2,500,000 of liabilities were recorded at their fair values based on the Company's estimate of these values.

     The Company completed the like-kind exchange involving $4,300,000 of Replacement Property in September 2000 with the completion of the sale of SmartTime (see also Divestitures).

     Unaudited pro forma consolidated revenues, net income and net income per basic and diluted share for the year ended December 31, 1999, would have been approximately as follows if the 1999 acquisition had occurred on January 1, 1999. The unaudited pro forma financial information is not necessarily indicative of future results of operations of the Company because it does not give effect to what might have occurred had the restructured and combined operations been functioning on January 1, 1999.

                                            Year Ended December 31, 1999
                                            ----------------------------

              Revenues                              $30,775,000
              Net earnings                            2,333,000
              Net earnings per share:
                    Basic                                $ 0.72
                    Diluted                              $ 0.68

     Divestitures
     In January 1998, the Company acquired substantially all of the assets of Cedes S.r.l. and SIPI-U S.r.l. ("ASA Italy"), subsidiaries of the Findest Group of Padova, Italy. ASA Italy sold enterprise resource planning (ERP) software to mid-range companies in Italy. The transaction involved an exchange of approximately $30,000 in cash, assumption of certain liabilities, and issuance of 200,000 shares of the Company's Common Stock in exchange for the assets of ASA Italy. The acquisition was recorded using the purchase method of accounting whereby the net assets acquired were recorded at their fair values based on the Company's estimate of these values. In September 2000, the Company's Italian subsidiary was sold, to management of ASA Italy, for nominal cash consideration. In connection with the sale, ASA Italy acknowledged and agreed to pay a debt of approximately $9,000 incurred by the Company on behalf of ASA Italy.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

     In August 1999, the Company granted to a company ("Optionee") an option to purchase the Company's SmartTime product line. As per the terms of the Option Agreement, the Company transferred the assets and liabilities of its SmartTime product line to a newly formed LLC, of which the Company is the sole member and the Optionee is the manager.

     The Agreement provided that the Optionee had the option to purchase the SmartTime product line from the LLC at anytime from August 1, 2000 through August 31, 2000 (the "Option Period"), or at such earlier date as agreed to by the parties, for an aggregate purchase price of $7,020,000, less any option fee paid to date (the "Purchase Price").
     The terms and conditions of the acquisition are set forth in an Asset Purchase Agreement dated as of August 2, 1999 (the "Purchase Agreement"). The Purchase Agreement provided that the sale would occur within two days after exercise of the option and the satisfaction of certain other conditions as specified in the Purchase Agreement. During the Option Period, the Optionee employed the employees of the SmartTime product line and bore the risk of its financial performance.

     The Optionee paid an initial option fee in the amount of $1,660,000 upon execution of the Agreement and paid a second option fee on August 1, 2000 in the amount of $540,000. The option fees were non-refundable to the Optionee in the event that the Optionee did not exercise the option to purchase the SmartTime product line. Pursuant to the Agreement, the Optionee loaned to the Company the sum of $3,200,000 (the "Note") (with respect to which the Company has prepaid $160,000 in interest). In addition, the LLC loaned the Optionee an amount equal to the net cash of the LLC available after collection of the LLC's accounts receivable and payment of the LLC's accounts payable.

     The Optionee purchased exclusive licenses to use the customer intangibles and intellectual property of the SmartTime product line during the Option Period for $300,000 and $500,000, respectively.

     In August 2000, the Company completed the sale of its SmartTime business to InterPro Business Solutions, Inc. (formerly InterPro Expense Systems, Inc.), a Delaware corporation ("InterPro"). Pursuant to an Option to Purchase Agreement dated August 2, 1999 by and between the Company, InterPro, and ASA InterPro SmartTime LLC, a Delaware limited liability company, InterPro exercised its option to purchase the SmartTime business from the LLC for the aggregate purchase price of $7,020,000 less the option fees paid on August 2, 1999 of $1,660,000 and $540,000 paid on August 1, 2000. As set forth in the Purchase Agreement and Exhibits, on August 2, 1999, InterPro had loaned to the Company $3,200,000 pursuant to a promissory note due on or before August 31, 2000 (the "ASA Note"). Interest of $160,000 on the ASA Note was prepaid to August 1, 2000. InterPro completed the transaction by paying the remaining $4,820,000 of the purchase by (a) delivering the ASA Note (valued at $3,213,151 as a result of interest accrued from August 1 through August 31, 2000), and (b) paying the remainder of $1,606,849 in cash.

     The results for the operations of this product line are shown in the Consolidated Statements of Operations for the years ended December 31, 2000 and 1999 under the caption "Equity in Loss from Affiliate."

     Financial data relative to the operation of ASA Italy S.r.l. and the SmartTime business is as follows:

                                             Years Ended December 31,
                                         -------------------------------

                                                2000               1999
                                                ----               ----

             Revenues                    $ 1,326,000        $ 5,812,000
             Net loss                     (1,289,000)          (612,000)
             Net loss per share:
                   Basic                     $ (0.41)           $ (0.19)
                   Diluted                   $ (0.41)           $ (0.19)

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

     In March 1999, the Company exchanged the assets and liabilities of its CommercialWare Division (CWI) for approximately $4,000,000 in cash, a $1,700,000 three year note at 7.06%, a 10% interest in a newly formed entity, CommercialWare, Inc., and a $500,000 Junior Note. The Company did not reflect the $500,000 Junior Note as part of the proceeds due to the uncertainty of the ultimate collection of this Note. Through December 31, 1999, the Company had collected approximately $255,000 on the Junior Note. The remaining balance of $245,000 was collected in 2000. This income is recorded in Other Income (Expense) for the respective period. A pretax gain on the sale of CWI of approximately $3,824,000 is included in the Consolidated Statement of Operations for the year ended December 31, 1999.

     In November 1998, the Company entered into a joint venture agreement with a third party whereby the Company will sell and support software products in the United States and Canada. The Company had agreed to provide $500,000 in funding for this venture. No activity occurred under the joint venture agreement during 1998. During 1999, the Company contributed approximately $156,000 in funding to the venture. In January 2000, the joint venture was terminated with all assets, net of liabilities sold to a third party. The Company received a payment of $17,500 in January 2000 and a payment of $52,500 plus interest at 6% in January 2001. The Company has recorded a loss of approximately $86,000 in Other Expense, net in the Consolidated Statements of Operations for the year ended December 31, 1999.

     In December 1996, the Company disposed of substantially all of the assets and liabilities of the Company's international trade product line. In exchange for the assets of Product and the assumption of its liabilities, the Company received a 16% membership interest in TradePoint Systems, LLC (Trade), the acquiring corporation, and a subordinated promissory note in the face amount of $600,000 from Trade. The note bears interest of 12%, is due on December 31, 2002, and was paid in full in 2000. The outstanding balance on this note of $369,000 was included in other assets at December 31, 1999. The remaining 84% interest in Trade is owned by the former President and Director of the Company (Buyer). The Company's investment in Trade, which was originally valued at $500,000, and is accounted for under the cost method was subsequently reduced to $400,000 in fiscal 2000. This investment is included in other assets at December 31, 2001 and 2000.

     In connection with the transaction, Trade granted to the Company an irrevocable proxy covering the Company's Common Stock owned by Trade. The Company has the right to cause Trade to redeem the 16% membership interest in Trade held by the Company by notice given on or after March 1, 2002, in exchange for the Company's Common Stock held by Trade, and the fair market value of the 16% membership interest in Trade. Trade has the right to redeem the Company's membership interest by notice given on or after December 31, 2001, in exchange for the Company's Common Stock held by it, and the greater of $400,000, or the fair market value of the 16% membership interest in Trade. To date TradePoint has not given the Company notice of its intent to redeem the membership interest. The Company is evaluating its options with regard to requiring the redemption by TradePoint of the Company's membership interest.

     In 1990, the Company sold the assets of its BIT unit, which provided computer systems to the hardgoods distribution market segment. A portion of the consideration paid consisted of a promissory note for $300,000, with a five-year term at 6% interest (discounted value of $272,000 at 10% interest), and 10,000 shares of Class B Non-Voting Stock of the acquiring corporation, Distribution Management Systems, Inc. (DMS). The note was paid in full during 1995. The DMS shares, originally valued at $334,000, included under the category of other assets at December 31, 1998 and 1997, were written down in 1997 to a net realizable value of approximately $150,000. In November 1999, the shares were redeemed by DMS for $25,000 with the remaining balance of approximately $125,000 written-off and recorded under Other Expense, net in the Consolidated Statement of Operations for the year ended December 31, 1999.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

C.   Receivables:

                                                       December 31,
                                               --------------------------
                                                   2001           2000
                                                   ----           ----

    Trade                                      $ 1,581,894    $ 3,309,192
    Amounts due from officers and employees        338,459        152,283
    Other                                          101,432        272,745
                                               ------------   -----------

                                                 2,021,785      3,734,220

    Less allowance for doubtful accounts           239,491        515,200
                                               ------------   -----------

                                               $ 1,782,294    $ 3,219,020
                                               ============   ===========


     Amounts due from officers and employees represent unsecured periodic advances reduced by repayments. There is no interest charged on these advances.

     The allowance for doubtful accounts at December 31, 1998 was $231,220. During the three years ended December 31, 2001, 2000, and 1999, the provisions for doubtful accounts were $364,388, $343,948, and $348,538, and write-offs were $640,097, $218,505, and $190,001, respectively.

                                                         December 31,
                                                 --------------------------
                                                     2001           2000
                                                     ----           ----

             Note receivable                     $ 1,700,000    $ 1,700,000
                                                 ===========    ===========

             Accrued interest                      $ 722,884    $   229,732
                                                 ===========    ===========

     The three year note receivable at 7.06% per year along with accrued interest is due on March 3, 2002, under the terms of the sale of the Company's CommercialWare Division (CWI) in March 1999. The interest rate on the note was amended retroactively to the date of CWI's sale to 15% in April 2001 as a result of a restructuring of CWI's debt. Under the terms of the sale of CWI, the note and any accrued interest are secured by the intellectual property of CWI. The Company is presently negotiating a revision to the payment terms of this note whereby it is anticipated that payment of principal and interest on the outstanding balance of the note plus accrued interest over a five year term will begin in April 2002. The accrued interest under the note is included on the Company's balance sheet in other assets at December 31, 2001 and 2000.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

D.       Notes Payable and Long-Term Obligations:

                                                   December 31,
                                           ---------------------------
                                               2001           2000
                                               ----           ----
            Long-term obligations:

             Mortgage notes                $ 3,741,832    $ 3,816,175

                                           ------------   ------------
                                             3,741,832      3,816,175

             Less current maturities            80,357         72,049
                                           ------------   ------------

                                           $ 3,661,475    $ 3,744,126
                                           ============   ============

     The current carrying value of long-term obligations approximate their fair value.

     Note Payable
     Under the terms of the August 1999 Option to Purchase Agreement for the Company's SmartTime product line, the Company was advanced $3,200,000 at a fixed rate of 5% per annum. The note was paid on August 31, 2000. The interest on the note totaling $160,000 was prepaid upon the execution of the Option to Purchase Agreement.

     Revolving Demand Note
     In October 2000, the Company entered into a revolving demand loan agreement with a bank for up to $1,500,000 (which cannot exceed 80% of qualified account receivables), bearing interest at a rate approximating prime (4.75% at December 31, 2001) plus .5%, which extends through June 30, 2002. This arrangement replaced a previous line of credit. This credit facility requires the Company to maintain stated tangible net worth as well as stated debt service coverage and debt to tangible net worth ratios. Payment of dividends is prohibited under the terms of this agreement. Borrowings are secured by the personal property of the Company.

     There were no borrowings under short-term revolving credit and demand agreements during the years ended 2001, 2000 and 1999.

     Mortgage Notes
     The Company has three mortgage notes outstanding at December 31, 2001. In September 1998, the Company completed the refinancing of its mortgage related to its Corporate Headquarters in Framingham, Massachusetts. The new mortgage note, in the original amount of $3,000,000, with interest at 7.24% for 10 years provides for monthly principal and interest payments of $20,445 through October 2008 with a final principal payment of approximately $2,638,000 plus interest due in October 2008.

     A note on a second building acquired in December 1992 requires monthly principal and interest (at 9.5%) payments of $5,710 over twenty years. In May 1993, the Company received $507,000 in mortgage financing for the improvement and updating of this facility under a note from the Small Business Administration. The twenty-year note, with interest at approximately 6.6%, calls for monthly principal and interest payments of $4,277. Each of these notes is collateralized by the buildings, which they financed.

     Interest paid for notes payable and long-term debt obligations was approximately $337,000, $552,000, and $386,000, for the years ended December 31, 2001, 2000, and 1999, respectively.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


     At December 31, 2001 scheduled maturities of long-term obligations are as follows:

                                                  Long-Term
                                                 Obligations
                                                 -----------

                  2002                           $    80,357
                  2003                                86,869
                  2004                                93,316
                  2005                               101,517
                  2006                               109,791
                  Thereafter                       3,269,982
                                                 -----------

                                                 $ 3,741,832
                                                 ===========


E.   Income Taxes (Credits):

     Earnings (loss) before income taxes is as follows:

                                            Years Ended December 31,
                                       ---------------------------------------

                                          2001          2000          1999
                                          ----          ----          ----

             Domestic                 $ (448,714)    $ 481,221    $ 4,397,409
             Foreign                           -      (197,000)      (308,544)
                                      -----------    ----------   ------------

             Total                    $ (448,714)    $ 284,221    $ 4,088,865
                                      ===========    ==========   ============


       Components of income taxes (credits) are as follows:

                                                Years Ended December 31,
                                       ----------------------------------------

                                           2001          2000           1999
                                           ----          ----           ----
             Current:
                Federal                $ (160,000)    $       -    $ 1,290,000
                State                      36,000             -        499,000
                Foreign                         -        27,000         68,000

             Deferred                     (16,000)      228,000         65,000
                                       -----------    ----------   ------------

                                       $ (140,000)    $ 255,000    $ 1,922,000
                                       ===========    ==========   ============

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

     Until its sale in fiscal 2000, the Company's non-US subsidiary computed taxes at rates in effect in Italy. There were no undistributed earnings of the non-US subsidiary due to cumulative losses.

     On a cash basis, income taxes paid in 2001, 2000, and 1999 were approximately $125,000, $354,000, and $1,170,000, respectively. During 2001, the Company carried back certain net operating losses to previous years, resulting in $160,000 in refundable income taxes. Such amount is included in other current assets.

    Income taxes are reconciled with the U.S. federal statutory rate as follows:

                                               Years Ended December 31,
                                      -----------------------------------------

                                          2001          2000            1999
                                          ----          ----            ----
     Income taxes at U.S. statutory
       federal rate                   $ (153,000)    $  97,000     $ 1,390,000
     State income tax, net of federal
       income  tax benefit                23,000        35,000         284,000
     Non-deductible amortization of
       intangibles                             -         6,000          14,000
     Foreign tax differential                  -        94,000         173,000
     Other, net                          (10,000)       23,000          61,000
                                      -----------    ----------    ------------

                                      $ (140,000)    $ 255,000     $ 1,922,000
                                      ===========    ==========    ============

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax liability as of December 31, 2001 and 2000 are as follows:

                                                               2001          2000
                                                               ----          ----
Deferred tax liabilities:
        Software development deducted for tax, not book     $ 145,000     $ 485,000
        Differences between book and tax basis of property    246,000       107,000
        Deferred gain on divestitures                         585,000       585,000
        Other                                                  59,000        51,000
                                                            ----------    ----------

                                                            1,035,000     1,228,000
                                                            ----------    ----------
     Deferred tax assets:
        Accruals/reserves                                     258,000       470,000
        Net operating loss carryforward                        50,000             -
        Other                                                  18,000        33,000
                                                            ----------    ----------

                                                              326,000       503,000
                                                            ----------    ----------

     Net deferred tax liability                             $ 709,000     $ 725,000
                                                            ==========    ==========

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

F.   Capital Transactions:

     Series A Junior Participating Preferred Stock
     In October 1998 the Company's Board of Directors adopted a Shareholders Rights Plan (the "Plan"), which provides a dividend of one preferred share purchase right (a "Right") for each outstanding share of the Company's common stock, par value $.01 per share. Except as set forth below and subject to adjustment as set forth in the Plan, each Right will entitle the holder to buy one one-hundredth of a share of authorized Series A Junior Participating Preferred Stock, par value $.01 per share ("Series A Preferred Stock") at a purchase price of $10 per right. Initially, the Rights will attach to all Common Stock Certificates representing shares then outstanding, and may not be traded apart from the stock. The Rights become exercisable on the tenth day after public announcements that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the Company's outstanding common stock, commencement of a tender or exchange offer that would result in a beneficial ownership by a person or group of 20% or more of the Company's common stock, or a person or group acquired 10% or more of the outstanding common stock and is deemed an Adverse Person under the terms of the Plan. If, after the Rights become exercisable, the Company is a party to certain merger or business combination transactions, or transfers 50% or more of its assets or earnings power, or if an acquirer engages in certain self-dealing transactions, each Right (except those held by the acquirer) will entitle its holder to buy a number of shares of the Company's Series A Preferred Stock or, in certain circumstances, a number of shares of the acquiring company's common stock, in either case having a market value equal to two times the exercise price of the Right. The Rights may be redeemed by the Company at any time up to ten days after a person or group acquires 20% or more of the Company's common stock at a redemption price of $.01 per Right. The Rights will expire on October 20, 2008.

     The Company has reserved 60,000 shares of Series A Junior Participating Preferred Stock for the exercise of the Rights.

     Treasury Stock
     As described in Note B, the Company disposed of substantially all of the assets and liabilities of its international trade product line in December 1996. In exchange for an 84% membership interest in Trade, the former president of the Company contributed to Trade, among other consideration, the 665,597 shares of the Company's stock he then owned. These shares, valued at $1,112,000, were recorded as Treasury Stock at the time of the transaction. In connection with the transaction, Trade had granted the Company an irrevocable proxy covering these Company shares owned by Trade.

     Approximately $343,000 of the balance in treasury stock represents the Company's 75% investment in a partnership, which consists of shares of its own common stock. The Chief Executive Officer holds the remaining 25% of the investment.

     Stock Options
     At December 31, 2001, the Company has four stock-based compensation plans, which are described below. The Company applies APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's four stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement No. 123, Accounting for Stock-Based Compensation, the Company's net earnings
     (loss) and earnings (loss) per share would have been adjusted to the pro forma amounts indicated below:

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

                                                        2001              2000              1999
                                                        ----              ----              ----

     Net earnings (loss)          As reported       $ (308,714)         $ 29,221        $ 2,166,865
                                  Pro forma           (360,141)          (45,246)         2,119,701
     Basic earnings (loss)
       per share                  As reported       $    (0.10)         $   0.01        $      0.67
                                  Pro forma              (0.12)            (0.01)              0.66
     Diluted earnings (loss)
       per share                  As reported       $    (0.10)         $   0.01        $      0.63
                                  Pro forma              (0.12)            (0.01)              0.62

     The Company's four stock option plans, the 1986, 1988, 1993, and 1995 Stock Option Plans, provide for the granting of incentive stock options and nonqualified stock options to purchase an aggregate of 980,000 shares of common stock at a price not less than fair market value on the date the option is granted.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001, 2000, and 1999, respectively: dividend yield of 0% for all years, and expected volatility of 65% for 2001, 80% for 2000 and 46% for 1999, risk-free rates ranging from 4.33% for 2001, 5.68% to 6.56% for 2000, 5.18% to 6.15% for 1999, and expected lives ranging from 12 to 48 months for 2001, 2000, and 1999, respectively.

     A summary of the status of the Company's stock option plans as of December 31, 2001, 2000, and 1999, and changes during the years ending on those dates, is presented below:

                                        2001                            2000                             1999
                             -----------------------------  ------------------------------  -----------------------------
                                          Weighted Average               Weighted Average                Weighted Average
                              Shares       Exercise Price     Shares      Exercise Price      Shares     Exercise Price
                             -----------------------------  ------------------------------  -----------------------------

   Outstanding at
      beginning of year       340,180        $   1.60         450,292        $    1.36        415,752     $    1.17
    Granted                    23,430            1.10          31,800             2.95         90,000          2.50
    Exercised                       -               -         126,412             1.04          7,600          1.16
    Canceled                   25,175            1.06          15,500             1.99         47,860          1.86
                             ---------                       ---------                     -----------

    Outstanding at
       end of year            338,435        $   1.61         340,180        $    1.60        450,292     $    1.36
                             =========       =========       =========       ==========    ===========    ==========

    Options exercisable
        at year-end           310,006        $   1.60         278,271        $    1.38        337,518     $    1.07
                             =========       =========       =========       ==========    ===========    ==========

    Weighted-average
       fair value of options
       granted during
       the year                              $   0.76                        $    2.52                    $    1.42
                                             =========                       ==========                   ==========

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

     As of December 31, 2001, the 338,435 options outstanding under the Plan have exercise prices between $.88 and $3.27, and a weighted-average remaining contractual life of approximately 5 years.

     As of December 31, 2001 the exercisable options outstanding under the Plan have exercise prices between $.88 and $3.27 and a weighted-average remaining contractual life of approximately 4 years.

     Common Stock Reserved
     At December 31, 2001, the Company has reserved 635,105 shares of its common stock for incentive and nonqualified stock options.

G.   Earnings per Share:

     The weighted average number of common shares outstanding used in the computation of earnings per share is summarized as follows:

                                                  2001        2000        1999
                                                  ----        ----        ----

Denominator for basic earnings per share -
  weighted average shares                      2,982,397   3,112,331   3,218,291

Effect of dilutive securities:
  Employee stock options                            --       181,940     211,553
                                               ---------   ---------   ---------

 Denominator for diluted earnings per share -
   adjusted weighted average shares and
   assumed conversions                         2,982,397   3,294,271   3,429,844
                                               =========   =========   =========

      The following table summarizes securities that which were outstanding as of December 31, 2001, 2000, and 1999, but not included in the calculation of diluted net earnings per share because such shares are antidilutive:

                                           Years Ended December 31,
                                    --------------------------------------

                                      2001           2000          1999
                                      -----          -----         ----

       Employee stock options        122,580        30,800         36,000

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


H.   Geographic Information:

     The following is a summary of selected geographic information as of December 31, 2001, 2000, and 1999:

      Revenues:           2001          2000          1999
                          ----          ----          ----

      United States   $14,557,000   $18,100,000   $22,200,000
      Italy                  --       1,300,000     2,900,000
      Other               188,000       200,000       500,000
                      -----------   -----------   -----------

      Total           $14,745,000   $19,600,000   $25,600,000
                      ===========   ===========   ===========


      Revenues are attributed to countries based on location of customers.

      Long-lived assets:   2001         2000          1999
                           -----        -----         ----

      United States   $10,351,000   $10,326,000   $13,543,000
      Italy                  --            --         637,000
                      -----------   -----------   -----------

      Total           $10,351,000   $10,326,000   $14,180,000
                      ===========   ===========   ===========

I.   Commitments:

     The Company and its subsidiaries lease office and warehouse facilities under operating leases expiring on various dates through January 2006. Total rent expense charged to operations approximated $440,000, $461,000, and $344,000, in 2001, 2000, and 1999, respectively.

     At December 31, 2001, minimum rental commitments under noncancellable operating leases with initial terms of one year or more are as follows:

                                                        Operating
                                                         Leases
                                                      ------------

                      2002                            $   440,433
                      2003                                445,847
                      2004                                399,635
                      2005                                250,043
                      2006                                 98,085
                      Thereafter                                -
                                                      ------------

                                                      $ 1,634,043
                                                      ============

     The Company, through its real estate subsidiary, ASA Properties Inc., leases office facilities to third parties under operating leases expiring on various dates through December 2010. Total rental income included in operations approximated $798,000, $811,000, and $663,000 in 2001, 2000, and
     1999, respectively.

ASA INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)


     At December 31, 2001, future minimum rental payments to be received on operating leases are as follows:

                      2002                      $  678,227
                      2003                          597,715
                      2004                          395,440
                      2005                          127,965
                      2006                          127,965
                      Thereafter                    511,859
                                               -------------

                                                $ 2,439,171
                                               =============

     The Company maintains a defined contribution benefit plan covering substantially all its employees. The Company makes contributions to the plan at the discretion of the Board of Directors based upon a percentage of employee compensation as provided by the terms of the plan. Contributions charged to operations in 2001, 2000, and 1999 were approximately $77,000, $189,000, and $149,000, respectively.

     J.  Subsequent Event:

     In January 2002, the Company announced the execution of an Agreement and Plan of Merger, dated as of January 3, 2002, under which the Company will acquire CompuTrac, Inc. The terms of the merger agreement provide that CompuTrac will be merged into the Company's RainMaker Software, Inc. subsidiary, with CompuTrac stock being converted into a right to receive a pro rate share of 1,370,676 shares of the Company's common stock and approximately $1,300,000 in cash, subject to certain conditions and adjustments.

      In connection with the merger agreement, the Company and CompuTrac entered into a management agreement whereby RainMaker will manage the business of CompuTrac effective January 1, 2002. The Company and certain stockholders of CompuTrac also entered into a Stockholders Agreement whereby the Company obtained a proxy to vote such stockholders shares in favor of the proposed merger and an option to purchase such stockholders' shares upon certain events.

K.       Quarterly Financial Data (unaudited):

                                       Earnings (loss)                           Basic             Diluted
                                            from           Net earnings     earnings (loss)    earnings (loss)
                           Revenue       operations           (loss)           per share          per share
                           -------       ----------           ------           ---------          ---------
2001
First quarter           $ 4,146,000      $ (329,000)       $ (112,000)         $ (0.04)           $ (0.04)
Second quarter            3,713,000        (325,000)         (138,000)           (0.05)             (0.05)
Third quarter             4,001,000         161,000           195,000             0.07               0.06
Fourth quarter            2,885,000        (437,000)         (254,000)           (0.09)             (0.09)

2000
First quarter           $ 5,323,000      $ (595,000)       $ (540,000)         $ (0.17)           $ (0.17)
Second quarter            5,026,000        (532,000)         (551,000)           (0.17)             (0.17)
Third quarter             4,975,000      (1,113,000)        3,135,000             1.01               0.95
Fourth quarter            4,309,000      (3,001,000)       (2,015,000)           (0.67)             (0.67)

COMMON STOCK MARKET DATA


     The Common Stock of ASA International Ltd. is traded on the National Association of Securities Dealers Automated Quotation System (NASDAQ) under the symbol ASAA. The table below indicates the high and low sales prices of the Company's Common Stock during 2000 and 2001:


         Calendar Year 2000                Low                 High
         ------------------                ---                 ----

         First Quarter                     $2.750              $7.000
         Second Quarter                    $2.875              $4.125
         Third Quarter                     $3.125              $3.313
         Fourth Quarter                    $1.500              $3.156

         Calendar Year 2001                Low                 High
         ------------------                ---                 ----

         First Quarter                     $1.375              $2.625
         Second Quarter                    $1.250              $1.750
         Third Quarter                     $1.000              $1.560
         Fourth Quarter                    $1.100              $1.450



     Payment of dividends is prohibited under the terms of the existing revolving credit agreement.






TRADEMARKS
ASA International Ltd: RainMaker(TM), Khameleon(TM), TireMax(R), TirePro(R), eTirePlace(TM), eTirePlace.com(TM), VisualPyramid(TM), VisualOne(TM)

INDEPENDENT AUDITORS' REPORT



Board of Directors and Shareholders
ASA INTERNATIONAL LTD.



We have audited the accompanying consolidated balance sheet of ASA International Ltd. and subsidiaries as of December 31, 2001 and the related consolidated statement of operations, comprehensive income, shareholders' equity and cash flows for the year ended December 31, 2001. The financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit. The consolidated financial statements of ASA International Ltd. and subsidiaries as of December 31, 2000 and for the years ended December 31, 2000 and 1999, were audited by other auditors whose report dated March 2, 2001 expressed an unqualified opinion.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

 In our opinion, based on our audit, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASA International Ltd. and subsidiaries at December 31, 2001, and the results of their operations and their cash flows for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ Sansiveri, Kimball & McNamee, L.L.P.



Providence, Rhode Island
March 1, 2002

INDEPENDENT AUDITORS' REPORT




Board of Directors and Shareholders
ASA INTERNATIONAL LTD.



We have audited the accompanying consolidated balance sheet of ASA International Ltd. and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, comprehensive income, shareholders' equity and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. ___ We did not audit the 1999 financial statements of the Company's foreign subsidiary, which statements reflect total revenues of approximately $2,899,000 for the year then ended. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for such subsidiary, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

 In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ASA International Ltd. and subsidiaries at December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999, in conformity with accounting principles generally accepted in the United States of America.


/s/ BDO Seidman, LLP



Boston, Massachusetts
March 2, 2001

DIRECTORS AND OFFICERS                                        SHAREHOLDER INFORMATION

Alfred C. Angelone                                            ASA International Ltd.
Chairman of the Board of Directors                            Corporate Headquarters
Chief Executive Officer and President                         10 Speen Street
                                                              Framingham, MA  01701
Alan J. Klitzner
Director                                                      Auditors
Chairman, Klitzner Industries Inc.                            Sansiveri, Kimball & McNamee, L.L.P.
                                                              Providence, Rhode Island
William A. Kulok
Director                                                      Counsel
Managing Director, World Trade Center Palm Beach              Epstein Becker & Green, P.C.
                                                              Boston, Massachusetts
Terrence C. McCarthy
Vice President, Secretary and Treasurer                       Transfer Agent
                                                              ComputerShare Investor Services
James P. O'Halloran                                           Golden, Colorado
Director
Retired                                                       SEC Annual Report on Form 10-K
                                                              A copy of the ASA International Ltd. Annual
Robert L. Voelk                                               Report on Form 10-K to the Securities and
Director                                                      Exchange Commission may be obtained without
Chairman and Chief Executive Officer, eSped.com               charge upon written request.
Chairman, Omtool, Ltd.

                                      ASA



                                    Corporate Headquarters

                                    ASA International Ltd.
                                    10 Speen Street
                                    Framingham, MA  01701
                                    (508) 626-2727
                                    http://www.asaint.com


                                    Other Offices

                                    615 Amherst Street
                                    Nashua, NH  03063
                                    (603) 889-8700

                                    475 Sentry Parkway
                                    Suite 4000
                                    Blue Bell, PA  19422
                                    (610) 567-3400

                                    12515 Willows Road N.E.
                                    Suite 500
                                    Kirkland, WA  98034
                                    (425) 820-0360

                                    13830 58th St. N.
                                    Suite 401
                                    Clearwater, FL  33760
                                    (727) 539-1077